Exhibit 99.1

SOLAZYME, INC. PRICES OFFERING OF $115 MILLION OF

6.00% CONVERTIBLE SENIOR SUBORDINATED NOTES

South San Francisco, CA, January 18, 2013 — Solazyme, Inc. (NASDAQ: SZYM) announced today the pricing of its offering of $115 million aggregate principal amount of Convertible Senior Subordinated Notes due 2018 (the “Convertible Notes”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”). Solazyme also granted the initial purchaser a 30-day option to purchase up to an additional $10 million aggregate principal amount of Convertible Notes solely to cover over-allotments. The sale of the Convertible Notes is expected to close on January 24, 2013, subject to customary closing conditions.

Solazyme expects that the net proceeds from this offering will be approximately $109.8 million, after deducting discounts to the initial purchaser and estimated offering expenses payable by Solazyme. Solazyme intends to use the net proceeds of the offering to fund project related costs and capital expenditures and for general corporate purposes.

The Convertible Notes will bear interest at a fixed rate of 6.00% per year, payable semiannually in arrears on August 1 and February 1 of each year, beginning on August 1, 2013. The Convertible Notes will mature on February 1, 2018, unless earlier repurchased or converted. Solazyme may not redeem the Convertible Notes prior to maturity. The initial conversion price will be approximately $8.26 per share of common stock and, under certain circumstances, Convertible Note holders will be entitled to additional payments upon conversion. The Convertible Notes are described in more detail in the Company’s Form 8-K filed January 18, 2013.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Convertible Notes nor the shares of Solazyme’s common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) fuels and chemicals, (2) nutrition and (3) skin and personal care.

Solazyme®, the Solazyme logo and other trademarks or service names are trademarks of Solazyme, Inc.

Forward Looking Statements

This press release includes forward-looking statements regarding Solazyme’s financing plans, including statements related to Solazyme’s offering of the Convertible Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions, whether Solazyme will be able to satisfy the conditions required to close the sale of the Convertible Notes and the anticipated use of the net proceeds from the sale of the Convertible Notes. Solazyme’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Solazyme’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Solazyme. As a result, you are cautioned not to rely on these forward-looking statements.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Mike Smargiassi

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

smarg@braincomm.com

###

2